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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made effective as of May 2, 2003 (the "Effective Date") by and between Newcourt Holdings, Inc. ("the Company") and McIvan Jarrett of Miami, Florida ("Executive") (the Company and the Executive may hereinafter be referred to individually as a "Party" or jointly as the "Parties").

                                R E C I T A L S :

         WHEREAS, the execution and delivery of this Agreement by Executive is a condition precedent to the Company's consummation of a share exchange pursuant to that certain Agreement for the Exchange of Securities dated as of December 30, 2002 between the Company and Executive.

         WHEREAS, the Company desires to employ the Executive upon and subject to the terms and conditions set forth herein and the Executive desires to accept such employment; and

         WHEREAS the parties wish to set forth the terms and conditions upon which the Executive is to be employed;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Executive Position. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, as President and Chief Executive Officer. In such capacity, Executive shall be responsible for: the creation of the strategic business vision and the successful implementation of the Company's business plan, the creation and execution of the Company's corporate acquisition program, the accomplishment of the Company's growth, market share and profit goals, and the acquisition, development, maintenance, preservation and operation of the Company's property in accordance with the Company's corporate governing instruments and complying with the mandates of the board of directors and the shareholders of the Company; and until the Company hires a person to act as Chief Financial Officer of the Company: maintaining the proper and accurate books and records of the Company, coordinating all accounting and legal requirements pertaining to the Company's status as a public company, supervising all relevant tax issues as well as the proper filing of the required tax reports, overseeing all corporate regulatory compliance requirements, including, but not limited to, the Company's compliance with the rules and regulations of the Securities and Exchange Commission and such other duties as may be assigned by the Board of Directors of the Company from time to time that are commensurate with the positions of President and Chief Executive of the Company.

2. Performance of Duties. The Executive shall devote such time to the business and affairs of the Company in order to perform his duties set forth in Section 1 hereof. The Executive shall at all times use his best efforts to preserve and maintain the business relationships between the Company and its Executives, clients and suppliers.



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3. Term Of Employment. The initial term ("Initial Term") of employment under this Agreement shall be three (3) years, beginning on the Effective Date. This Agreement shall renew automatically for additional one-year terms following the Initial Term unless either party gives the other written notice of non-renewal at least ninety (90) days before the end of any term, or unless sooner terminated in accordance with Section 5 below. The Initial Term of this Agreement when coupled with any subsequent additional renewal terms shall be referred to collectively throughout this Agreement as the "Term". Each of the years throughout the Term shall be referred to individually as a "Term Year" and collectively as the "Term Years".

4.       Compensation.

         4.1 Base Compensation. Throughout the Term, the Executive shall receive base compensation ("Base Compensation") consisting of certain base salary as set forth below in this Section 4.

         4.2 Base Salary. The Company shall pay the Executive an annual base salary of Sixty Thousand ($60,000.00) in the first year. For each year during the Initial Term, Executive's Base Salary shall be increased by $50,000.00 each successive Term year, provided that the Company meets its annual performance goals, which are approved each year by the Board of Directors and the Executive. Such annual base salary shall be payable in equal installments at least semi-monthly, less taxes required by law to be withheld. However, if the Company is not generating sufficient revenues to pay its debts as they become due, including, but not limited to, all Company operating expenses, such as the salaries of other employees and the Company's operating expenses, and the Company's other indebtedness, the annual base salary of the Executive shall be deferred in such amount and for such time as is determined by the Board of Directors of the Company. Executive agrees to accept a mutually agreeable percentage of his Base Salary in Company stock at a valuation to be agreed upon by the parties. The valuation of the shares shall be the stock trading price if the Company stock is trading on an unrestricted basis.

         4.3 Annual Bonus Executive shall receive an annual bonus equal to three-percent (3%) of the Company's pre-tax profits. This bonus shall be calculated at the end of each Term year, and shall be payable to Executive within sixty (60) days after the end of each Term year.

         4.4 Compensation Review. Company shall from time to time, no less frequently than annually, review the Executive's compensation and may, it its sole and absolute discretion, increase the compensation provided for in this
Section 4. Any such increase in compensation shall be valid only if approved in writing by the Compensation Committee of the Board of Directors, and such writing shall constitute an amendment solely to the compensation to be provided to the Executive under this Agreement, without waiver or modification of any other provision hereof.

         4.5 Benefits. The Executive shall be entitled to Four weeks paid vacation in each twelve (12) month period beginning with the Effective Date of this Agreement, in accordance with the Company's policies regarding accrual and use of vacation for the Company's similarly


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situated executives. Subject to any applicable waiting periods or other policies reasonably imposed by the Company or its providers, the Executive shall be entitled to participate in all benefit plans maintained by the Company, specifically including but not limited to health insurance, life insurance, and group disability insurance, all in accordance with the terms of any such plans. Any health insurance coverage provided shall involve a plan pursuant to which the Company shall pay no less than eighty (80%) percent of any required premium.

         4.6 Expenses. During the Term, the Executive shall be reimbursed by the Company for expenses reasonably and necessarily incurred by him in connection with his duties on behalf of the Company, subject to appropriate substantiation in accordance with the Company's expense reimbursement policy as it may exist from time to time; provided however that any individual expense in excess of one thousand dollars ($1,000.00) shall require the prior written approval of an authorized officer of the Company other than the Executive. For purposes of the foregoing sentence, the term "individual expenses" shall be deemed to include any (i) single expenditures, and/or (ii) series of expenditures which have a common purpose and which, when viewed collectively, reasonably constitute one and the same basic item of expenditure (e.g. a business trip involving multiple expenses).

5.       Termination.

         5.1 Termination Upon Disability. If Executive becomes totally or partially physically or mentally disabled, such that he is unable with or without reasonable accommodation to perform his duties hereunder for a period of sixty (60) days in any ninety (90) consecutive calendar day period or for an aggregate of one hundred twenty (120) days within any twelve (12) consecutive month period, the Company shall have the right to terminate the Executive's employment hereunder by giving the Executive thirty (30) days written notice to that effect.

                  5.1.1 Obligations of Company upon Termination Upon Disability. In the event of Executive's termination pursuant to Section 5.1, the Company shall pay to Executive, in full satisfaction of all of its obligations hereunder, all compensation and benefits to which he is entitled through the date of termination, but shall be entitled to a credit against this obligation in the amount of any disability insurance benefits received by Executive during such period from any disability insurance policy paid for by the Company, or from the Social Security disability program. Executive shall be eligible to receive a termination payment equal to six months' Base Salary in the sole and absolute of the Company Board of Directors, based on available cash flow at the time of termination, as determined by United States generally accepted accounting principles.

                  5.1.2 Determination of Disability. Any question as to the existence of the disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement. Notwithstanding the foregoing, the receipt of long-term disability benefits by the Executive shall


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constitute conclusive proof of the Executive's disability for purposes of this
Agreement.

         5.2 Termination Upon Death. If the Executive dies, his employment and the Company's obligation to pay the Base Salary and Base Options shall terminate as of the date of Executive's death; provided, however, that Executive's estate shall be entitled to receive any unpaid amounts of any Base Compensation and Bonus Compensation earned up to the date on which Executive's death occurs, which payments shall be made at such times as they would have been paid to Executive had such death not occurred. To the extent that the Company has purchased any life insurance on behalf of the Executive as part of the benefits payable hereunder, any proceeds realized as a result of the death of the executive shall additionally be paid to Executive's estate, unless otherwise provided for by the Executive.

         5.3 Termination by Mutual Agreement. Executive's employment under this Agreement may be terminated by the mutual agreement of the parties to this Agreement, on such terms as may be agreed.

         5.4 Termination by Executive For Good Reason.

                   5.4.1. Executive may terminate his employment hereunder for Good Reason (as hereinafter defined); provided that, (A) no later than thirty
(30) days following the time that the Executive learns of the circumstances constituting Good Reason, he gives a notice of termination to the Company providing reasonable details of such circumstances and the Company is given no less than thirty (30) days to cure such failure in the manner reasonably suggested by the Executive in such Notice of Termination (provided such circumstances are capable of being cured), and (B) the Executive provides the Board of Directors or its designee the opportunity (together with counsel) to meet personally with the Executive within the first fifteen (15) days of such thirty (30) day (or longer, if permitted by the Executive) cure period to discuss such failure, and the Company fails to cure such failure during such period. Given the nature of his duties and responsibilities, the Executive acknowledges and agrees that, if he is of the view that any proposed decision or action of the Company which the Executive is involved in planning or implementing, or of which he otherwise becomes aware, may give rise to Good Reason, he will promptly provide the Board of Directors with written notice describing such potential Good Reason event.

        For purposes of the foregoing, "Good Reason" shall mean any of the following events:

                  (a) the assignment to Executive of duties substantially and materially inconsistent with his position as set forth herein;

                  (b) a reduction by the Company of all or any material part of Executive's Base Compensation or benefits as provided for under this Agreement;

                  (c) the Company's failure to pay to Executive any material portion of any of the Base Compensation or benefits to which he is entitled pursuant to this Agreement; or

                  (d) the continuing breach by the Company of a material provision of this


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Agreement (other than Section 4 hereof ) for a period of thirty (30) days after the Executive has provided the Company with written notice of such breach in accordance with Sections 5.4.1 and 9.6 hereof.

                  5.4.2. In the event the Executive terminates his employment hereunder for Good Reason, the Company shall continue to pay to Executive his Base Salary until the date which his employment term expires. In addition, any unvested stock options then held by Executive shall immediately vest and become exercisable. Executive shall forfeit the compensation described in this sub-paragraph 5.4.2 if he should resign his position hereunder without Good Reason.

         5.5      Termination by the Company For Cause.

                  5.5.1 The Company may terminate Executive's employment hereunder for Cause.

                  5.5.2. For purposes of this Subsection 5.5, "Cause" shall be deemed to exist upon: (i) the commission by Executive of a willful and material act of dishonesty in the course of the Executive's duties hereunder, (ii) the conviction of Executive by a court of competent jurisdiction of a crime constituting a felony or conviction in respect of any act involving fraud, or dishonesty, excluding ordinary traffic violations (iii) the Executive's continued, habitual intoxication or performance under the influence of controlled substances during working hours, after the Company shall have provided written notice to the Executive and given the Executive thirty (30) days within which to commence reasonably recommended rehabilitation with respect thereto, and the Executive shall have failed to commence such rehabilitation,
(iv) frequent or extended, and unjustifiable absenteeism by Executive (not brought about as a result of any incapacity, sickness, injury or disability),
(v) the engaging by Executive in any act which in the reasonable determination of the Company has had a material adverse effect on the Company's business, (vi) the Executive's material breach or material failure to perform the duties set forth in Section 1 hereof and the Executive's failure to cure such breach or failure to perform within thirty (30) days following notice to the Executive of such breach or failure to perform, (vii) the Executive's refusal to carry out the lawful written directives of the Board of Directors where the effect of such refusal is potentially damaging or detrimental to the Company, or (viii) any other material non-compliance by Executive with the terms of this Agreement.

                  5.5.3 In the event the Company terminates Executive's employment hereunder for "Cause", the Company shall pay Executive any and all compensation and benefits due to him pursuant to this Agreement through the date of termination in full satisfaction of all of the Company's obligations to Executive.

         5.6 Termination by the Company Other Than For Cause; Severance. In the event the Company terminates the Executive's employment hereunder other than for Cause or due to death or Disability, the Company shall continue to pay to Executive his Base Salary until expiration of the Term. In addition, any unvested stock options then held by Executive shall immediately vest and become exercisable.

         5.7 Release. Notwithstanding any other provision of this Agreement to the contrary,


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the Executive acknowledges and agrees that any and all payments to which the
Executive is entitled under this Section are conditioned upon and subject to the Executive's execution of a general waiver and release, in such reasonable form as counsel for each of the Company and Executive shall agree upon, of all claims the Executive has or may have against the Company. As a condition to Executive's issuance of such waiver and release, the Company shall execute and deliver to Executive a waiver and release of all claims of the Company against Executive in form and substance reasonably acceptable to Executive.

6.       Protection of Confidential Information.

         6.1 Definition. The Company and its affiliates has acquired and will develop certain trade secrets and other confidential and proprietary information, including without limitation methods of operation, financial information, strategic planning, operational budgets and strategies, software (including specifications, programs and documentation), marketing information and strategies, merger and acquisition strategies, payroll data, management systems, client and vendor lists and client and vendor information (collectively the "Confidential Information"), to which the Executive will have access as a result of his employment. Confidential Information shall not be deemed to include information generally known in the industry or which has become part of the public domain other than by reason of the Executive's breach of this Agreement.

         6.2 Return. Upon termination of his employment for any reason, Executive will immediately deliver to the Company all papers, books, manuals, lists, software, computer discs and data, correspondence and documents (in any medium whether in writing, on magnetic tape or in electronic or other form) containing or relating to the Confidential Information, and he will neither copy nor take any such material with him upon leaving the Company's employ.

         6.3 Non-Disclosure. Executive will not at any time either while employed by the Company or after the termination of his employment reveal any Confidential Information to any other person or business entity, except as required by his duties for the Company or by law.


         6.4 Remedies. Executive acknowledges and agrees that (a) the Company is engaged in a highly competitive business, (b) the Confidential Information of the Company would be valuable to the Company's competitors by virtue of the fact that it is not generally known to the public or in the industry; (c) the provisions of this Section 6 are fair and reasonable to protect the Company's business interests and competitive position and are of vital concern to the Company, and, (d) breach of this Section 6 by Executive would cause the Company irreparable harm, for which monetary damages would not adequately compensate the Company. Therefore, the Executive agrees that the restrictions set forth in this
Section 6 may be enforced by injunction, without the requirement of any bond, in addition to whatever other rights or remedies are available to the Company.

7.       Non-Competition.

         7.1 Non-Competition Period. Executive agrees that for a period commencing on the


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Effective Date and ending 18 months after the anniversary of the date on which
Executive's employment with the Company is terminated (the "Non-Competition Period"), Executive shall not serve as, or be a consultant to, or an employee, officer, agent, director or owner of more than five percent (5%) of another corporation, partnership or other entity that directly or indirectly competes with the Company in the Business. The "Business" of the Company shall mean the actual business of the Company during the period that Executive is employed hereunder. As of the date hereof, the Business of the Company is: (a) a wholesale distributor of respiratory medications, pharmacy supplies, generic drugs, medical devices, disposable medical supplies and ancillary products, (b) the manufacture of pharmaceutical grade disposable plastic vials, which are used by pharmacies to fill, seal and dispense prescription medications for the treatment of various pulmonary diseases and (c) the manufacture of the filling stations and heat-sealing machinery and equipment that pharmacies use to seal vials containing medication. Executive further agrees that during the Non-Competition Period, he shall not: (x) employ or solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates; (y) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Company to discontinue, reduce or modify such relationship with the Company; or (z) solicit any of the Company's identified potential acquisition candidates.

         7.2 Remedies. If Executive breaches, or threatens to commit a breach of any of the provisions contained in Section 6 or 7 hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is an addition, and not in lieu of, any other rights and remedies available to the Company at law or in equity, provided that a court of competent jurisdiction holds in favor of the Company with respect to a breach or threatened breach of the provisions contained in
Section 6 or 7:

                  (i) Executive shall account for and pay over to the Company all compensation, profits, and other benefits which inure to Executive's benefit which are derived or received by Executive or any person or business entity controlled by Executive, or his relatives, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants; and

                  (ii) Notwithstanding the provisions of Section 7.2(i) hereof, Executive acknowledges and agrees that in the event of a violation or threat of violation of any of the Restrictive Covenants, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without any prejudice to any other rights and remedies that may be available at law or in equity, and the Company shall also be entitled to recover from the Executive its attorneys' fees and costs incurred to enforce any of the Restrictive Covenants.


         7.3 Modification of Restrictive Covenants. If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the reminder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the duration of such


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provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

8.       Inventions.

         8.1 Disclosure. Executive will promptly disclose to the Company (or persons designated by it) all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, programs, know-how, data or other information of possible technical or commercial importance related to the Company's technology or its business, whether or not patentable, and whether or not protectable under copyright or similar statutes, made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, during Executive's employment by the Company, whether or not discovered, made, conceived, reduced to practice or learned during ordinary business hours or otherwise and whether on the Company's premises or elsewhere. (All of the foregoing are hereinafter referred to as "Inventions"). In this regard, the Executive shall provide the Company with a disclosure letter dated as of the date of this Agreement disclosing all Inventions to which Executive claims ownership.

                  8.2 Assignment. Executive agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, patent applications (including continuations, continuations-in-part, divisionals, reissues, reexaminations and foreign counterparts thereof), trade secret rights, copyrights and other rights arising therefrom or in connection therewith. Executive hereby assigns to the Company any rights Executive may have or acquire in such Inventions. Executive further agrees as to all such Inventions to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time to enforce patents, trade secret rights, copyrights and other rights and protections relating to such Inventions in any and all countries (the foregoing are hereinafter referred to as "Proprietary Rights"), and to that end Executive will execute all documents for use in applying for, obtaining and enforcing all Proprietary Rights as the Company deems necessary or desirable, together with any assignments thereof to the Company or persons designated by it). The Executive's assignment of intellectual property and other Proprietary Rights hereunder includes without limitation all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights and the like (collectively, "Moral Rights"), and to the extent such Moral Rights cannot be assigned under applicable law and to the extent allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company or any third party that would violate such Moral Rights in the absence of such consent.

                  8.3 Assistance. Executive's obligation to assist the Company in obtaining and enforcing Proprietary Rights shall survive and continue beyond the termination of Executive's employment with the Company. If the Company is unable, after reasonable effort, to secure Executive's signature on any document or documents needed to apply for or prosecute any Proprietary Right or Rights, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and in Executive's behalf and stead, to execute and file any documents necessary and to do all other



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lawfully permitted acts to secure such Proprietary Rights for the benefit of the
Company, with the same legal force and effect as if executed by Executive. Executive expressly acknowledges, stipulates and agrees that the foregoing power of attorney is coupled with an interest, is therefore irrevocable and shall survive the death or in competency of Executive.

9.       Miscellaneous.

         9.1 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, with the exception (at the Company's option) of Sections 6, 7 and 8, shall be settled by binding arbitration in the City of Miami, Florida, in accordance with the then-existing Employment Dispute Resolution Rules of the American Arbitration Association (AAA), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. If the parties cannot agree upon an arbitrator(s), the arbitration shall be administered by the AAA. All applicable statutes of limitation shall apply to any controversy or claim.

          9.2 Entire Agreement. This Agreement supersedes any and all prior agreements or understandings with respect to the employment of the Executive, and represents the final and entire agreement of the parties. Any modification, termination or waiver of any provision of this Agreement shall be effective only if contained in a writing signed by the party to be charged, and no such waiver in one instance shall operate as a waiver of any other provision or of any subsequent breach of the provision waived.

          9.3 Severability of Provisions. The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

          9.4 Assignment. This Agreement is a personal contract and may not be sold, transferred or assigned by the Executive, except with respect to compensation to be received hereunder, which may be assigned by written notice to the Company. It shall be assignable by the Company to any party that acquires a substantial portion of the assets, stock or business of the Company, provided that the assignee assumes this Agreement.

         9.5 Benefit. The rights and covenants of this Agreement shall inure and extend to the parties hereto, their respective personal representatives, heirs, successors, corporate parents, subsidiaries, and affiliates, and permitted assigns.

         9.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below,
(iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that a copy of such notice or other communication is promptly thereafter mailed or sent in accordance with the provisions of subsection (ii) or (iv) hereof, or (iv) if sent through an overnight courier/delivery service in circumstances in which such service guarantees


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next day delivery, the day following being so sent:





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         If to the Company:    Newcourt Holdings, Inc.
                               12400 SW 134th Court
                               Suite 11
                               Miami, FL  33186
                               Attn:  Chairman of the Board

         If to Executive:      McIvan A. Jarrett
                               12400 SW 134th Court
                               Suite 11
                               Miami, FL  33186

         Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.


         9.7 Section Headings. The section and paragraph headings in this Agreement are included for convenience only.

         9.8 Certain Representations and Warranties of the Company. By executing this Agreement, the Company warrants (i) that it is a corporation duly organized, validly existing and in good standing under the laws of all jurisdictions in which it is incorporated and/or licensed to conduct business;
(ii) that it has full authority to enter into and perform its obligations under this Agreement, and that the corporate officer signing on its behalf has authority to do so; and (iii) that to the best of its knowledge there exists no actual or threatened proceeding or investigation of any kind against the Company or to which the Company might become a party which might affect the validity or enforceability of this Agreement.

         9.9 Construction. This Agreement is the joint product of the Company and the Executive and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

         9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to its principles of conflict of laws, or to the principles of conflict of laws of any other jurisdiction which would cause the application of the law of any jurisdiction other than the State of Florida.

         9.11 Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


NEWCOURT HOLDINGS, INC.                          EXECUTIVE


By: /s/ Jerrold B. Brooks                        /s/ McIvan Jarrett
    -------------------------------              -----------------------------
Name:                                            McIvan Jarrett
Title:   Executive Vice President







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